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                                                                    Exhibit 99.2

                                SANTA FE HOTEL INC.
                                4949 NO. RANCHO DR.
                                LAS VEGAS, NV 89130


FOR IMMEDIATE RELEASE:
April 16, 1998

                SANTA FE HOTEL ANNOUNCES SENIOR NOTE ISSUANCE

LAS VEGAS, NEV. - Santa Fe Hotel Inc., owner and operator of a hotel, casino and entertainment facility located in Northwest Las Vegas, announced the consummation of the issuance of $14 million principal amount of senior secured indebtedness ("Senior Note") contemplated by its previously announced successful consent solicitation relating to its 11% First Mortgage Notes due 2000. The Senior Notes have a 9.5% coupon, require quarterly interest only payments, and matures December 15, 2000.

Santa Fe used approximately $10.7 million of the debt proceeds to purchase gaming and other equipment under lease and approximately $1.2 million toward the purchase of additional gaming equipment. Santa Fe expects to use the balance of the loan proceeds to acquire additional gaming equipment and to fund in part the construction of a parking structure at the Santa Fe Hotel and Casino.

In addition, Santa Fe modified the terms of outstanding promissory notes aggregating $10 million to reduce the interest coupon from 12% to 11% and to extend the maturity date from May 1998 to April 2001. Santa Fe also granted a security interest in gaming and other equipment to secure the modified notes.

Santa Fe is a wholly-owned subsidiary of Santa Fe Gaming Corporation ("SFGC"). SFGC also owns and operates the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.


CONTACT:  Thomas K. Land
          Chief Financial Officer
          Santa Fe Hotel Inc.
          702-658-4900